                                                                    EXHIBIT 99.1

(NASTECH PHARMACEUTICAL COMPANY INC. LOGO)

FOR IMMEDIATE RELEASE

   NASTECH ENTERS INTO SUPPLY AGREEMENT WITH PROCTER & GAMBLE FOR PARATHYROID
                        HORMONE (PTH(1-34)) NASAL SPRAY

BOTHELL, WASH., JUNE 6, 2006 - Nastech Pharmaceutical Company Inc. (Nasdaq:
NSTK) announced today an agreement with Procter & Gamble Pharmaceuticals, Inc., a division of The Procter & Gamble Company (NYSE:PG), to manufacture and supply PTH(1-34) nasal spray for the potential commercialization of this investigational product for the treatment of osteoporosis. This agreement further strengthens the collaboration between the companies that began with the development and commercialization agreement for PTH(1-34) nasal spray that was announced on February 1, 2006.

Under terms of the supply agreement, Nastech will be the exclusive manufacturer of the PTH(1-34) nasal spray for P&G and will be responsible for the chemistry, manufacturing and controls (CMC) sections of the FDA regulatory submission. Nastech will manufacture the investigational product at its state-of-the-art facilities and supply it to P&G at a transfer price that includes a manufacturing profit. Specific financial terms of the agreement were not disclosed.

"The supply agreement with P&G for PTH(1-34) nasal spray attests to the value that our manufacturing and CMC capabilities add to the P&G collaboration as well as our other partnerships," stated Steven C. Quay, M.D., Ph.D., Chairman, President and CEO of Nastech. "P&G, a global leader in the osteoporosis pharmaceutical category, continues to demonstrate its ability and commitment to rapidly develop this innovative product."

"We are excited to have completed the supply agreement with Nastech as it secures sufficient manufacturing capacity to meet expected global demand upon commercialization of PTH(1-34) nasal spray, if approved," said Mark Collar, Global President, Pharmaceuticals and Personal Health, Procter & Gamble.

ABOUT PTH(1-34)

PTH(1-34) is a fragment of the naturally occurring human parathyroid hormone that is an important regulator of calcium and phosphorus metabolism. When given by daily injection, PTH(1-34) has been shown to increase bone mineral density and significantly reduce both vertebral and non-vertebral fractures in postmenopausal women. Daily injections of PTH(1-34) are approved for the treatment of postmenopausal osteoporosis and had $127 million in sales during the first quarter of 2006. In February 2006, Nastech and P&G entered into a development and commercialization collaboration for PTH(1-34) as an investigational nasal spray. Studies will investigate whether the nasal formulation will produce the same results as daily subcutaneous injections.

ABOUT NASTECH

Nastech is a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech and its collaboration partners are developing products for multiple therapeutic areas including respiratory disease, inflammatory conditions, obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD LOOKING STATEMENTS

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding;
(ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech's and/or a partner's ability to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) Nastech's and/or a partner's ability to obtain required governmental approvals; and (v) Nastech's and/or a partner's ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

CONTACTS:

NASTECH PHARMACEUTICAL COMPANY INC.

NASTECH
Ed Bell
Senior Investor Relations Manager
(425) 908-3639
IR@NASTECH.COM

NOONAN RUSSO
Matthew Haines (Investors/Media)
(212) 845-4235